Investor Relations Contact:
Mark A. Schwertfeger, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS RESULTS
FOR THE FIRST QUARTER OF FISCAL YEAR 2016; REAFFIRMS GUIDANCE

MILWAUKEE, October 29, 2015/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its first fiscal quarter ended September 27, 2015.

Highlights:

•	First quarter fiscal 2016 consolidated net sales were $289 million, a decrease of $3 million or 1.1% compared to the prior year. Net sales increased $8 million or 2.6% before currency impacts

•	First quarter fiscal 2016 consolidated adjusted net loss was $15.2 million compared to the adjusted net loss of $9.3 million in the first quarter of fiscal 2015

•	First quarter fiscal 2016 adjusted diluted loss per share was $0.35, compared to the adjusted diluted loss per share of $0.21 last year

“Our first quarter results were better than we expected, driven by solid late season activity in the major lawn and garden markets, especially in the U.S.,” said Todd J. Teske, Chairman, President and Chief Executive Officer. “We believe the late season activity has resulted in more normal channel inventories compared to the end of last season. Also, we are encouraged by the continued profitability improvement of our Products business through a focus on selling high-end residential and commercial products while improving the efficiency of our operation.” Teske continued, “While these factors are encouraging, we are cautious about the global economy and continued foreign currency headwinds as well as continued low oil prices which negatively impact a portion of our Job Site product sales.”

Consolidated Results:

Consolidated net sales for the first quarter of fiscal 2016 were $289 million, a decrease of $3 million or 1.1% from the first quarter of fiscal 2015. Net sales decreased during the quarter primarily due to an unfavorable foreign currency impact, net of price increases, of $10.8 million, predominately related to the weakening of the Euro, Australian Dollar, and Brazilian Real. Excluding currency impacts, net sales increased by $8 million. The increase was driven by the results of acquisitions completed during fiscal 2015, higher shipments of small engines used on walk mowers and increased sales of commercial lawn and garden equipment. The first quarter of fiscal 2016 adjusted consolidated net loss was $15.2 million or $0.35 per diluted share. The first quarter of fiscal 2015 adjusted consolidated net loss was $9.3 million or $0.21 per diluted share. Unfavorable foreign currencies in the first quarter of fiscal 2016 had an unfavorable impact on net income of approximately $1.2 million or $0.03 per diluted share. Lower production in the first quarter of fiscal 2016, as anticipated due to last year’s pre-production of inventory to support the McDonough plant closure, also had an unfavorable impact on net loss compared to last year.

Non-GAAP Financial Measures and Segment Reporting

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted segment income (loss)”, and “adjusted net income (loss)”. Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Segment income (loss) is defined as income (loss) from operations plus equity in earnings of unconsolidated affiliates. The Company has included a reconciliation from consolidated segment income (loss) to income (loss) from operations in the accompanying Adjusted Segment Information table.

Engines Segment:

	Three Months Ended September
(In Thousands)	FY2016	FY2015
Net Sales	$150,083	$153,116

Gross Profit as Reported	$23,777	$27,800
Restructuring Charges	464	—
Adjusted Gross Profit	$24,241	$27,800

Gross Profit % as Reported	15.8%	18.2%
Adjusted Gross Profit %	16.2%	18.2%

Segment Loss as Reported	$(20,754)	$(13,677)
Restructuring Charges	1,354	—
Litigation Charges	850	—
Adjusted Segment Loss	$(18,550)	$(13,677)

Segment Loss % as Reported	(13.8)%	(8.9)%
Adjusted Segment Loss %	(12.4)%	(8.9)%

Net sales in the first quarter of fiscal 2016 decreased $3 million or 2.0% from the prior year. Unfavorable foreign currency, net of offsetting price increases, negatively impacted net sales by approximately $4.9 million, largely due to the weakening of the Euro. Total engine volumes shipped in the quarter increased by 6.3% or approximately 50,000 engines, mainly attributable to higher shipments of small engines used on walk mowers due to improved lawn and garden markets in North America and Europe this past season. This resulted in more normal channel inventories at the end of the season compared to higher inventory levels last year.

Adjusted segment loss in the first quarter of fiscal 2016 increased by $4.9 million from the prior year. The adjusted gross profit percentage was 16.2% in the first quarter of fiscal 2016, a decrease of 200 basis points from the prior year. Unfavorable foreign currency, net of offsetting price increases, negatively impacted gross profit percentage by 250 basis points, largely due to the weakening of the Euro. Manufacturing volume decreased by 7%, which reduced the adjusted gross profit percentage by 90 basis points. Engine production was elevated last year in the first quarter to support the pre-build of products related to the closure of the McDonough plant. Partially offsetting the lower gross profit percentage was the benefit of manufacturing efficiency improvements and slightly lower material costs.

Adjusted engineering, selling, general and administrative expenses for the first quarter of fiscal 2016 increased $0.5 million largely due to higher costs related to pension expense and higher compensation expense, partially offset by the benefit of the movement in foreign currency rates.

Products Segment:

	Three Months Ended September
(In Thousands)	FY2016	FY2015
Net Sales	$162,541	$166,128

Gross Profit as Reported	$27,143	$19,384
Restructuring Charges	1,995	6,846
Acquisition Related Charges	250	1,172
Adjusted Gross Profit	$29,388	$27,402

Gross Profit % as Reported	16.7%	11.7%
Adjusted Gross Profit %	18.1%	16.5%

Segment Income (Loss) as Reported	$62	$(8,291)
Restructuring Charges	2,019	7,801
Acquisition Related Charges	276	1,350
Adjusted Segment Income	$2,357	$860

Segment Income (Loss) % as Reported	0.0%	(5.0)%
Adjusted Segment Income %	1.5%	0.5%

Net sales in the first quarter of fiscal 2016 decreased $4 million or 2.2% from the prior year. Unfavorable foreign currency, net of offsetting price increases, negatively impacted net sales by approximately $5.9 million, primarily related to the Australian Dollar and Brazilian Real. Excluding currency impacts, net sales increased by $2.3 million due to the results from the prior year acquisitions of Allmand and Billy Goat as well as increased sales of high end residential and commercial lawn and garden equipment through our North America dealer channel. Partially offsetting this increase were lower sales of snow throwers into Europe following two seasons of below normal snowfall and decreased sales in Latin America due to unfavorable economic conditions in the region. Lower generator sales due to a prolonged absence of major storms and our planned actions to narrow the assortment of lower priced Snapper consumer lawn and garden equipment also offset the increase.

Adjusted segment income in the first quarter of fiscal 2016 improved by $1.5 million from the prior year. The adjusted gross profit percentage of 18.1% in the first quarter of fiscal 2016 increased 160 basis points year over year. Adjusted gross margins improved by 180 basis points due to increased manufacturing efficiencies, including $2.2 million of incremental savings realized from the previously announced restructuring actions. Favorable sales mix, which improved adjusted gross margins by approximately 70 basis points, was driven by our focus on selling higher margin lawn and garden equipment and the results from last year’s acquisitions. Partially offsetting the higher gross profit margins was lower manufacturing volume, which reduced adjusted gross profit margins by 90 basis points. Manufacturing throughput decreased 13% during the first quarter of fiscal 2016 as production had been elevated in the first quarter of last year to pre-build products to support the closure of the McDonough plant.

Adjusted engineering, selling, general and administrative expenses in the first quarter of fiscal 2016 increased $0.8 million from the prior year largely due to the Allmand and Billy Goat acquisitions, partially offset by the benefit of the movement in foreign currency rates.

Corporate Items:

The effective tax rate for the first quarter of fiscal 2016 was 31.2%, compared to 40.9% for the same respective period last year. The tax rates for the first quarters of fiscal 2016 and 2015 were primarily driven by losses incurred at certain foreign subsidiaries for which the Company does not receive tax benefits and foreign earnings in jurisdictions with tax rates that vary from the U.S. statutory rate. The tax rate for the first quarter of fiscal 2015 also included the reversal of previously recorded reserves as a result of the effective settlement of the Company’s IRS audit for its 2009-2010 consolidated income tax returns.

Financial Position:

Net debt at September 27, 2015 was $209.4 million (total debt of $263.4 million less $54.0 million of cash), or $46.3 million higher than the $163.1 million (total debt of $225.0 million less $61.9 million of cash) at September 28, 2014. The change in net debt is mainly attributable to the acquisition of Billy Goat for approximately $28.3 million in cash, net of cash acquired, during the fourth quarter of fiscal 2015. Cash flows used in operating activities for fiscal 2016 were $82.7 million compared to $48.9 million in fiscal 2015. The decrease in operating cash flows was primarily related to changes in working capital, primarily higher accounts receivable and lower accounts payable, partially offset by lower inventory levels. Inventory levels were elevated last year in the first quarter to support the McDonough plant closure.

Restructuring:

During the first quarter of fiscal 2016, the Company made progress implementing the previously announced restructuring actions to narrow its assortment of lower-priced Snapper consumer lawn and garden equipment and consolidate its Products segment manufacturing facilities in order to reduce costs. Production of riding mowers, the last part of the manufacturing transition from the McDonough plant, began at the Wauwatosa, Wisconsin plant during the first quarter. In addition to the Products segment restructuring, the Company implemented restructuring actions within the Engines segment. These actions, which were completed in the first quarter of fiscal 2016, included a headcount reduction at our plant in Chongqing, China to offset lower production of engines used on snow throwers as well as changes in salaried personnel in the United States. Pre-tax restructuring costs for the first quarter of fiscal 2016 were $1.4 million and $2.0 million related to the Engines and Products segments, respectively. Pre-tax restructuring cost estimates for the Products segment remain unchanged for fiscal 2016 at $4 million to $8 million. There are no additional charges anticipated related to the Engine segment restructuring actions. Incremental pre-tax savings related to the Products restructuring actions during the first quarter of fiscal 2016 were $1.7 million. Incremental cost savings as a result of these actions are anticipated to be $5 million to $7 million in fiscal 2016.

Share Repurchase Program:

On August 13, 2014, the Board of Directors authorized up to $50 million in funds for use in the common share repurchase program. The common share repurchase program authorizes the purchase of shares of the Company's common stock on the open market or in private transactions from time to time, depending on market conditions and certain governing loan covenants. During the first quarter of fiscal 2016, the Company repurchased approximately 590,000 shares on the open market at an average price of $18.95 per share. As of September 27, 2015, the Company has remaining authorization to repurchase up to approximately $29 million of common stock with an expiration date of June 30, 2016.

Outlook:

We are reaffirming our guidance for fiscal 2016. We anticipate net sales for fiscal 2016 to be in a range of $1.90 billion to $1.96 billion. This sales range contemplates modest organic growth with our expectations of the U.S. and European markets to improve by 1% to 3% for the next season. Acquisitions completed in fiscal 2015 are expected to add up to 2% to net sales and reflects lower capital spending levels by oil and gas companies based on lower oil pricing compared with last year. Achievement of this growth will depend on the speed with which we further diversify our Allmand brand into construction and infrastructure sectors as well as internationally. Offsetting organic and acquisition growth are lower estimated sales of approximately 2% related to our reduction of the lower margin Snapper SKUs that were discontinued as part of the restructuring program and unfavorable net foreign currency impacts caused by a strong U.S. dollar.

We continue to estimate fiscal 2016 net income to be in a range of $54 million to $61 million or $1.20 to $1.36 per diluted share prior to the impact of any restructuring actions.  Operating margins are estimated to be 4.8% to 5.2%. Compared to last year, operating margins are expected to be consistent as sales growth and manufacturing efficiency improvements are offset by a stronger dollar and increased pension expense caused by the adoption of new mortality tables to value our pension liability. Also, fiscal 2016 reflects an expected return to a more normalized tax rate in the range of 32% to 34% which represents a reduced benefit of approximately $0.14 per diluted share from fiscal 2015. Interest expense and other income is estimated to be $21 million and $8.5 million, respectively. Capital expenditures are estimated to be $65 million to $70 million.

Conference Call Information:

The Company will host a conference call tomorrow at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.basco.com/investor relations.

Also available is a dial-in number to access the call real-time at (866) 804-3545. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1649163.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from restructuring actions; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. We undertake no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiaries include North America’s number one marketer of pressure washers, and it is a leading designer, manufacturer and marketer of power generation, lawn and garden, turf care and job site products through its Simplicity®, Snapper®, Snapper Pro®, Ferris®, PowerBoss®, Allmand™, Billy Goat®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Periods Ended September
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended September
	FY2016	FY2015
NET SALES	$289,458	$292,629
COST OF GOODS SOLD	237,287	238,462
RESTRUCTURING CHARGES	2,459	6,846
Gross Profit	49,712	47,321

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	72,134	70,084
RESTRUCTURING CHARGES	914	955
Loss from Operations	(23,336)	(23,718)

INTEREST EXPENSE	(4,536)	(4,518)
OTHER INCOME	1,455	2,373
Loss before Income Taxes	(26,417)	(25,863)

CREDIT FOR INCOME TAXES	(8,246)	(10,584)
Net Loss	$(18,171)	$(15,279)

EARNINGS (LOSS) PER SHARE
Basic	$(0.42)	$(0.34)
Diluted	(0.42)	(0.34)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	43,478	45,113
Diluted	43,478	45,113

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of September
(In Thousands)
(Unaudited)

CURRENT ASSETS:	FY2016	FY2015
Cash and Cash Equivalents	$53,995	$61,898
Accounts Receivable, Net	168,964	166,313
Inventories	473,773	506,888
Deferred Income Tax Asset	46,096	47,904
Prepaid Expenses and Other Current Assets	47,006	39,799
Total Current Assets	789,834	822,802

OTHER ASSETS:
Goodwill	167,859	160,976
Investments	31,432	27,056
Debt Issuance Costs, Net	3,481	4,428
Other Intangible Assets, Net	107,237	101,594
Deferred Income Tax Asset	17,571	291
Other Long-Term Assets, Net	15,731	11,458
Total Other Assets	343,311	305,803

PLANT AND EQUIPMENT:
At Cost	1,039,144	1,040,081
Less - Accumulated Depreciation	727,601	743,160
Plant and Equipment, Net	311,543	296,921
	$1,444,688	$1,425,526

CURRENT LIABILITIES:
Accounts Payable	$184,264	$187,214
Short-Term Debt	38,410	—
Accrued Liabilities	143,332	140,888
Total Current Liabilities	366,006	328,102

OTHER LIABILITIES:
Accrued Pension Cost	203,931	120,569
Accrued Employee Benefits	23,233	24,538
Accrued Postretirement Health Care Obligation	45,382	56,122
Deferred Income Tax Liability	366	3,906
Other Long-Term Liabilities	47,627	35,256
Long-Term Debt	225,000	225,000
Total Other Liabilities	545,539	465,391

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	71,040	73,100
Retained Earnings	1,047,338	1,027,469
Accumulated Other Comprehensive Loss	(289,741)	(199,142)
Treasury Stock, at Cost	(296,073)	(269,973)
Total Shareholders' Investment	533,143	632,033
	$1,444,688	$1,425,526

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended September
CASH FLOWS FROM OPERATING ACTIVITIES:	FY2016	FY2015
Net Loss	$(18,171)	$(15,279)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	13,397	12,939
Stock Compensation Expense	1,627	1,605
Loss on Disposition of Plant and Equipment	46	75
Provision for Deferred Income Taxes	3,844	4,558
Equity in Earnings of Unconsolidated Affiliates	(1,436)	(1,887)
Dividends Received from Unconsolidated Affiliates	728	1,750
Non-Cash Restructuring Charges	229	5,165
Changes in Operating Assets and Liabilities:
Accounts Receivable	45,558	70,347
Inventories	(95,342)	(117,735)
Other Current Assets	2,408	8,628
Accounts Payable, Accrued Liabilities and Income Taxes	(30,337)	(13,596)
Other, Net	(5,240)	(5,448)
Net Cash Used in Operating Activities	(82,689)	(48,878)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(12,428)	(7,390)
Cash Paid for Acquisitions, Net of Cash Acquired	(2,174)	(62,056)
Proceeds Received on Disposition of Plant and Equipment	515	172
Net Cash Used in Investing Activities	(14,087)	(69,274)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	38,410	—
Stock Option Exercise Proceeds and Tax Benefits	6,433	3,151
Treasury Stock Purchases	(11,178)	(17,761)
Net Cash Provided by (Used in) Financing Activities	33,665	(14,610)

EFFECT OF EXCHANGE RATE CHANGES	(1,284)	(8)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(64,395)	(132,770)
CASH AND CASH EQUIVALENTS, Beginning	118,390	194,668
CASH AND CASH EQUIVALENTS, Ending	$53,995	$61,898

Non-GAAP Financial Measures
Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following table is a reconciliation of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Periods Ended September
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended September
	FY2016 Reported	Adjustments(1)	FY2015 Adjusted	FY2015 Reported	Adjustments(1)	FY2015 Adjusted
NET SALES:
Engines	$150,083	$—	$150,083	$153,116	$—	$153,116
Products	162,541	—	162,541	166,128	—	166,128
Inter-Segment Eliminations	(23,166)	—	(23,166)	(26,615)	—	(26,615)
Total	$289,458	$—	$289,458	$292,629	$—	$292,629
GROSS PROFIT:
Engines	$23,777	$464	$24,241	$27,800	$—	$27,800
Products	27,143	2,245	29,388	19,384	8,018	27,402
Inter-Segment Eliminations	(1,208)	—	(1,208)	137	—	137
Total	$49,712	$2,709	$52,421	$47,321	$8,018	$55,339
ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Engines	$44,301	$850	$43,451	$42,929	$—	$42,929
Products	27,833	26	27,807	27,155	178	26,977
Total	$72,134	$876	$71,258	$70,084	$178	$69,906
RESTRUCTURING CHARGES
Engines	$890	$890	$—	$—	$—	$—
Products	24	24	—	955	955	—
Total	$914	$914	$—	$955	$955	$—
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES
Engines	$660	$—	$660	$1,452	$—	$1,452
Products	776	—	776	435	—	435
Total	$1,436	$—	$1,436	$1,887	$—	$1,887
SEGMENT INCOME (LOSS) (2)
Engines	$(20,754)	$2,204	$(18,550)	$(13,677)	$—	$(13,677)
Products	62	2,295	2,357	(8,291)	9,151	860
Inter-Segment Eliminations	(1,208)	—	(1,208)	137	—	137
Total	$(21,900)	$4,499	$(17,401)	$(21,831)	$9,151	$(12,680)

Reconciliation from Segment Income (Loss) to Income (Loss) before Income Taxes:
Equity in Earnings of Unconsolidated Affiliates	1,436	—	1,436	1,887	—	1,887
Income (Loss) from Operations	$(23,336)	$4,499	$(18,837)	$(23,718)	$9,151	$(14,567)

INTEREST EXPENSE	(4,536)	—	(4,536)	(4,518)	—	(4,518)
OTHER INCOME	1,455	—	1,455	2,373	—	2,373
Income (Loss) Before Income Taxes	(26,417)	4,499	(21,918)	(25,863)	9,151	(16,712)
PROVISION (CREDIT) FOR INCOME TAXES	(8,246)	1,528	(6,718)	(10,584)	3,203	(7,381)
Net Income (Loss)	$(18,171)	$2,971	$(15,200)	$(15,279)	$5,948	$(9,331)

EARNINGS (LOSS) PER SHARE
Basic	$(0.42)	$0.07	$(0.35)	$(0.34)	$0.13	$(0.21)
Diluted	(0.42)	0.07	(0.35)	(0.34)	0.13	(0.21)
(1) For the first quarter of fiscal 2016, includes pre-tax restructuring charges of $3,373 ($2,239 after tax), pre-tax acquisition-related charges of $276 ($179 after tax), and certain pre-tax litigation charges of $850 ($553 after tax). For the first quarter of fiscal 2015, includes pre-tax restructuring charges of $7,801 ($5,071 after tax) and pre-tax acquisition-related charges of $1,350 ($877 after tax).
(2) The company defines segment income (loss) as income (loss) from operations plus equity in earnings of unconsolidated affiliates.